PRESS RELEASE

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findlay/
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co

(212) 687-8080

FOAMEX INTERNATIONAL ANNOUNCES THIRD QUARTER 2007 RESULTS

Net Debt Reduced $46 Million in Third Quarter

LINWOOD, PA, November 12, 2007 – Foamex International Inc. (OTC: FMXL), a leading producer of polyurethane foam-based solutions and specialty comfort products, today announced its third quarter 2007 results. Net sales were $291 million, 7% below prior year sales of $314 million. Net income was $0.1 million for the third quarter of 2007, or $0.01 per diluted share, compared to net income of $7.4 million, or $0.77 per diluted share in the third quarter of 2006. Net income for the third quarter of 2007 was impacted by, among other things, restructuring charges of $3.7 million, a charge of approximately $3.0 million because of credit concerns related to a significant customer, and a charge of $1.1 million for bankruptcy-related litigation costs, which were offset in part by a net gain of approximately $1.4 million from the sale of the Company’s interest in its Asian joint venture. Per share amounts for both periods reflect adjustment for the rights offering in February 2007 and the reverse stock split, which was effective on April 30, 2007.

Commenting on the results, President and Chief Executive Officer Jack Johnson said, “Debt reduction continues to be a primary focus for Foamex. We continue to work aggressively to reduce costs and improve operating efficiencies. For example, we completed the consolidation of our Tupelo, MS fabrication operations on schedule and on budget; are on track to complete the previously announced consolidation of our Eddystone, PA and Fort Wayne, IN facilities by the end of the first quarter of 2008; and we recently announced changes to our retirement plans. In addition, we have been successful in reducing our SG&A costs, which are lower than last year’s third quarter by approximately 19%.”

“Through a combination of cash generated from operations and the previously announced sales of our interest in Foamex Asia and our stand-alone carpet cushion facilities, Foamex reduced net debt by approximately $46 million in the third quarter, and we are on track to reduce net debt below our previous estimates of $560 million by year-end,” Johnson concluded.

Third Quarter 2007 Results

Sales and Gross Profit

Net sales for the third quarter of 2007 were $291 million, down 7% from $314 million in the third quarter of 2006, primarily due to lower volume in the Foam Products and Carpet Cushion segments partially offset by higher volumes in the Automotive segment. Gross profit for the quarter was $34.1 million, down from $53.4 million in the third quarter of 2006, primarily due to the lower volume. Gross margin was 11.7%, consistent with gross margin in the first two quarters of 2007, but below the unusually high 17% gross margin in the third quarter of 2006. The decrease in gross profit in the 2007 period was partially offset by lower selling, general and administrative expenses which were reduced by $4.4 million compared to the prior year period, due principally to reduced compensation costs partially offset by higher bad debt expense.

Earnings

Income from operations was $12.2 million for the third quarter of 2007, compared to $29.5 million in the third quarter of 2006. Third quarter 2007 results include $3.7 million in restructuring charges primarily related to severance for a former executive and for the closure of the Company’s Eddystone, PA facility, compared to $1.5 million in the 2006 quarter. The results in the 2007 period include a charge of approximately $3.0 million because of credit concerns related to a significant customer, and a charge of approximately $1.1 million for bankruptcy-related litigation costs. Depreciation and amortization expense for the quarter was $5.4 million, compared to $4.5 million for the third quarter of 2006. This includes an acceleration of depreciation related to the Eddystone, PA facility closure.

Foamex recorded income from its Asian joint venture of $4.3 million during the third quarter of 2007 compared to $0.7 million in the third quarter of 2006. The 2007 income included a pre-tax gain of approximately $3.6 million on the sale of the Company’s interest in the joint venture. The Company also recorded a $2.2 million tax charge associated with the gain on the sale.

Balance Sheet

Net debt (total debt minus cash and cash equivalents) at the end of the third quarter of 2007 was $564 million, down from $610 million at the end of the second quarter. At September 30, 2007, there were no outstanding borrowings under the Company’s Revolving Credit Facility and Foamex had $116 million in availability under the Facility.

Business Segment Performance

Foam Products

Foam Products net sales for the third quarter decreased 22% to $107.0 million from $137.5 million in the third quarter of 2006, due to decreases in both volume and price. Income from operations was $12.6 million compared to $27.2 million in the prior year period, principally as a result of the reduced volumes and lower average selling prices.

Carpet Cushion

Carpet Cushion net sales for the third quarter decreased 51% to $21.5 million from $44.1 million in 2006, reflecting soft market conditions and declines in volume and price. Income from operations was $2.7 million compared to $7.2 million in the third quarter of 2006, as volume and price declines were only partially offset by lower raw material costs. These amounts do not reflect the results of operations of the three stand-alone carpet cushion facilities which were sold in late September, as these stand-alone facilities have been classified as discontinued operations in both periods.

Automotive Products

Automotive Products net sales for the third quarter of 2007 increased 33% to $130.2 million from $97.6 million in the third quarter of 2006, primarily as a result of revenues from a new lamination contract. Income from operations increased $2.8 million to $7.3 million for the third quarter of 2007 compared to the same period in 2006.

Technical Products

Technical Products net sales for the third quarter decreased 7% to $32.1 million from $34.5 million in the third quarter of 2006, primarily due to lower volumes of electronic products. Income from operations for the 2007 quarter was $7.0 million compared to $9.9 million in the comparable quarter of 2006, primarily as a result of the lower sales volume.

Outlook

Foamex expects to reduce its net debt to below its previous estimate of $560 million by the end of 2007. The Company also expects operating income for the full year of approximately $65 million to $70 million, including restructuring costs of approximately $7.3 million and depreciation and amortization of approximately $20 million. The Company anticipates full year 2007 capital expenditures near the lower end of the previously stated $13 to $16 million range. Going forward, the Company anticipates adding skilled and experienced personnel as it focuses on growth initiatives in the global medical, electronic, industrial, and consumer products markets.

Conference Call and Replay

Foamex management will host a conference call today, November 12, 2007, at 11:00 a.m. EST to discuss the Company’s third quarter 2007 results. Investors can access the conference call in the U.S. by dialing 888-566-5771 (international callers, dial 212-547-0361), asking to be connected to the Foamex investor call led by Jack Johnson. Participants will be asked to provide the following passcode for this conference call: Foam.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company’s web site that will be available shortly after the call.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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Foamex International Inc. and Subsidiaries

Consolidated Statements of Operations

(Thousands, except EPS data)

[Unaudited]

	Third Quarter Comparative		YTD Comparative
	2007	2006	2007	2006

Net Sales	$290,819	$313,633	$905,509	$990,181

Cost of Goods Sold	256,712	260,276	794,257	829,076

Gross Profit	34,107	53,357	111,252	161,105

Selling, General and Administrative Expenses	18,269	22,624	51,538	60,533

Gain on Sale of Assets	67	276	231	709

Restructuring Charges	3,687	1,498	6,493	6,878

Income from Operations	12,218	29,511	53,452	94,403

Interest and Debt Issuance Expense	(12,804)	(21,715)	(55,440)	(74,655)

Income from Equity Interest in Joint Venture	4,349	681	5,565	2,260

Other Income (Expense), Net	(394)	271	(192)	(841)

Reorganization Items, Net	—	(3,672)	(8,256)	(12,911)

Income (Loss) Before Income Taxes	3,369	5,076	(4,871)	8,256

Provision (Benefit) for Income Taxes	3,299	609	3,603	31

Income (Loss) From Continuing Operations	70	4,467	(8,474)	8,225

Income (Loss) From Discontinued Operations	67	2,928	(821)	2,974

Net Income (Loss)	$ 137	$ 7,395	$ (9,295)	$ 11,199

Net Income (Loss) Per Share – Basic:	$ 0.01	$ 0.80	$ (0.44)	$ 1.22

Net Income (Loss) Per Share – Diluted:	$ 0.01	$ 0.77	$ (0.44)	$ 1.17

Weighted Average Shares Outstanding – Basic	23,442	9,205	21,222	9,189

Weighted Average Shares Outstanding – Diluted	23,449	9,653	21,222	9,610

Sale of stand-alone carpet cushion facilities is reported as discontinued operations in all periods.

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Foamex International Inc. and Subsidiaries

Selected Financial Data

(Millions)

(Unaudited)

	As of	As of
	September 30, 2007	December 31, 2006

Balance Sheet:
Cash and cash equivalents	$ 16.9	$ 6.0

Accounts Receivable, Net	$ 188.0	$ 173.5

Inventories	$ 96.5	$ 117.6

Current Assets	$ 317.6	$ 320.6

Total Assets	$ 529.4	$ 564.6

Revolving Credit Borrowings	—	$ 56.3

Current Portion of Long-Term Debt	$ 15.9	$ 86.2

Accounts Payable	$ 104.0	$ 91.0

Current Liabilities	$ 173.5	$ 296.6

Long-Term Debt	$ 565.3	$ 0.2

Liabilities Subject to Compromise	—	$ 640.6

Total Liabilities	$ 794.2	$ 961.0

Stockholders’ Deficiency	$(264.8)	$(396.4)

	Three Quarters Ended	Three Quarters Ended
	September 30, 2007	October 1, 2006

Other:
Depreciation and Amortization	$14.2	$13.8

Capital Expenditures	$ 8.6	$ 6.6

Sale of stand-alone carpet cushion facilities is reported as discontinued operations.